Washington Mutual Investors Fund
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$671,885
Class B	$20,125
Class C	$21,851
Class F1	$32,777
Class F2	$170
Total	$746,808
Class 529-A	$12,006
Class 529-B	$1,459
Class 529-C	$2,595
Class 529-E	$587
Class 529-F1	$617
Class R-1	$520
Class R-2	$6,503
Class R-3	$16,984
Class R-4	$12,608
Class R-5	$18,212
Total	$72,091

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3600
Class B	$0.2456
Class C	$0.2389
Class F1	$0.3573
Class F2	$0.1879
Class 529-A	$0.3487
Class 529-B	$0.2276
Class 529-C	$0.2287
Class 529-E	$0.3053
Class 529-F1	$0.3812
Class R-1	$0.2455
Class R-2	$0.2392
Class R-3	$0.3147
Class R-4	$0.3539
Class R-5	$0.3999

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,804,718
Class B	77,535
Class C	87,577
Class F1	86,076
Class F2	3,769
Total	2,059,675
Class 529-A	34,535
Class 529-B	6,335
Class 529-C	11,245
Class 529-E	1,945
Class 529-F1	1,664
Class R-1	2,155
Class R-2	26,751
Class R-3	49,641
Class R-4	35,533
Class R-5	49,658
Total	219,462

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$23.21
Class B	$23.06
Class C	$23.01
Class F1	$23.16
Class F2	$23.22
Class 529-A	$23.19
Class 529-B	$23.08
Class 529-C	$23.07
Class 529-E	$23.10
Class 529-F1	$23.15
Class R-1	$23.06
Class R-2	$23.00
Class R-3	$23.09
Class R-4	$23.15
Class R-5	$23.21